AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 3rd day of August, 2009, to the Custody Agreement, dated as of June 22, 2006, as amended, (the "Agreement") is entered into by and between Professionally Managed Portfolios, a Massachusetts business trust (the "Trust"), on behalf of its separate series, the Akre Focus Fund, and U.S. Bank National Association, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add a fund; and

WHEREAS, Article XIV, Section 14.2 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit W to the Agreement is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS	U.S. BANK N.A.

By: /s/Robert M. Slotky	By: /s/ Michael R. McVoy

Name: Robert M. Slotky	Name: Michael R. McVoy

Title: President	Title: Vice President

Exhibit W
to the
Professionally Managed Portfolios Custody Agreement

Name of Series                                                                                                                            Date Added
Akre Focus Fund                                                                                                           on or after August 3, 2009

Multiple Series Trust DOMESTIC CUSTODY SERVICES FEE SCHEDULE at August, 2009

Annual Fee Based Upon Market Value Per Fund*
.40 basis point on average daily market value
Minimum annual fee per fund - $5,000
Plus portfolio transaction fees

Portfolio Transaction Fees
$4.00 per book entry DTC transaction/Federal Reserve transaction/principal paydown
$6.00 per short sale
$7.00 per U.S. Bank repurchase agreement transaction
$8.00 per option/future contract written, exercised or expired
$15.00 per mutual fund trade/Fed wire/margin variation Fed wire
$25.00 per physical security transaction
$5.00 per disbursement (waived if U.S. Bancorp is Administrator)
$150.00 per segregated account per year

▪ A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
▪ No charge for the initial conversion free receipt.
▪ Overdrafts – charged to the account at prime interest rate plus 2.

Plus Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, extraordinary expenses based upon complexity, and all other out-of-pocket expenses.

Fees are billed monthly.
*Subject to annual CPI increase, Milwaukee MSA.

Advisor’s Signature below acknowledges approval of the domestic custody fee schedule on this Exhibit W.

Akre Capital Management, LLC

By: /s/Andrew Schaefer

Name: Andrew Schaefer

Title:_____________________________

Date:_____________________________